As filed with the Securities and Exchange Commission on October 4, 2013

Registration No. 333-171494

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.
(Exact name of registrant as specified in charter)

Bermuda (State or other jurisdiction of incorporation)	Not applicable (IRS Employer Identification No.)

The Boyle Building, 2nd Floor 31 Queen Street Hamilton, Bermuda HM 11 (441) 296-8560
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Timothy C. Faries Appleby Canon’s Court 22 Victoria Street Hamilton HM EX, Bermuda (441) 298-3216 (Name, address, and telephone number, including area code, of agent for service)

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement Form S-3 (File No. 333-171494), as amended (the “Registration Statement”) pertaining to the sale of an indeterminate amount of American Safety Insurance Holdings, Ltd. (“ASI”) common shares, par value $0.01 per share, preferred shares, debt securities, warrants to purchase debt securities, warrants to purchase shares, warrants to purchase preferred shares, warrants to purchase depositary shares and share purchase units (collectively, the “Securities”), which may be sold from time to time in one or more offerings of one or more series up to a total aggregate amount of $100,000,000.

On October 3, 2013, pursuant to the terms of an agreement and plan of merger, dated as of June 2, 2013, by and among ASI, Fairfax Financial Holdings Limited (“Fairfax”) and Fairfax Bermuda Holdings Ltd. (“Merger Sub”), a wholly owned subsidiary of Fairfax, Merger Sub merged with and into ASI (the “Merger”) and all Shares were canceled and converted into the right to receive $30.25 per share in cash.

As a result of the Merger, ASI has terminated the offering of the Securities pursuant to the Registration Statement.  In accordance with undertakings made by ASI in the Registration Statement to remove from registration, by means of post-effective amendments, any of the Securities that remain unsold at the termination of the offering, ASI hereby removes from registration, by means of this post-effective amendment, any and all securities registered but unsold under this Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Manchester, State of New Hampshire, on October 3, 2013.

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

By:	/s/ Nicholas C. Bentley
Name:	Nicholas C. Bentley
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities indicated.

Principal Executive Officer:

By:	/s/ Nicholas C. Bentley
Name:	Nicholas C. Bentley
Title:	President
Date:	October 3, 2013

Principal Financial and Accounting Officer:

By:	/s/ John Bator
Name:	John Bator
Title:	Vice President
Date:	October 3, 2013

Directors:

By:	/s/ John Bator
Name:	John Bator
Date:	October 3, 2013

By:	/s/ Charles Collis
Name:	Charles Collis
Date:	October 3, 2013

By:	/s/ Ronald Schokking
Name:	Ronald Schokking
Date:	October 3, 2013

Authorized Representative in the United States:

By:	/s/ Nicholas C. Bentley
Name:	Nicholas C. Bentley
Title:	President
Date:	October 3, 2013